                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SUMMIT BANK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             SUMMIT BANK CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 2000


         The Annual Meeting of Shareholders of Summit Bank Corporation (the "Company") will be held at the Atlanta Marriott Perimeter Center, 246 Perimeter Center Parkway, N.E. Atlanta, Georgia 30346, on the 29th day of April 2000, at 10:00 a.m. (Atlanta time) for the following purposes:

        1.        To elect seven members to the Board of Directors;

        2. To consider such other matters as properly may come before the meeting or any adjournment of the meeting.

        Only holders of record of the Company's common stock at the close of business on March 15, 2000 will be entitled to notice of and to vote at the meeting. The stock transfer books will remain open.

        A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date, and return the proxy promptly to the Company in the enclosed reply envelope. This will assist us in preparing for the meeting.

        All shareholders are cordially invited to attend the meeting.

                                     By Order of the Board of Directors:


                                     /s/ Gary K. McClung
                                     ---------------------------
                                     Gary K. McClung
                                     Secretary


---------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

                             SUMMIT BANK CORPORATION
                           4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341

                                                                  MARCH 24, 2000
                                 PROXY STATEMENT


                       FOR ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 29, 2000

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Bank Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Saturday, April 29, 2000, at 10:00 a.m. (Atlanta time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at the Atlanta Marriott Perimeter Center, 246 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS," and in accordance with the best judgment of the proxy holder on any other matters which may come before the meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. All written notices of revocation or other communications relating to proxies or the meeting should be delivered to the Company at its principal executive office, 4360 Chamblee Dunwoody Road, Atlanta, Georgia 30341, Attention: Gary McClung, Secretary. The telephone number for the office is (770)454-0400.

The Company has fixed March 15, 2000 as the record date for determining the shareholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were outstanding and entitled to vote 1,655,263 shares of common stock of the Company, $.01 par value per share, held by approximately 302 shareholders of record. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock represented at the meeting, in person or by proxy, will constitute a quorum.

Directors are elected by a plurality of the shares present in person or by proxy and entitled to vote. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, any abstentions and broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, will not be included in vote totals and will not be considered in determining the outcome of the vote.

All other matters that may properly come before the meeting require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes. Broker non-votes will not be counted as votes for or against approval of any other matter properly brought before the meeting.

This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about March 29, 2000. An Annual Report to Shareholders, including a letter to shareholders from the Chairman of the Board of the Company, the Company's audited financial statements for the fiscal year ended December 31, 1999, and Management's Discussion and Analysis of Financial Condition and Results of Operations for the 1999 fiscal year, accompanies this Proxy Statement.

                              ELECTION OF DIRECTORS

Article Fourteen of the Company's Amended and Restated Articles of Incorporation provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. Article Fourteen also provides that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each director serves a three-year term. The current Class I directors are Aaron I. Alembik, Jack N. Halpern, Sion Nyen (Francis) Lai, Shih Chien (Raymond) Lo, W. Clayton Sparrow, Jr., and Pin Pin Chau. The current Class II directors are Peter M. Cohen, Donald R. Harkleroad, Daniel T. Huang, Shafik H. Ladha, Paul C. Y. Chu, Cecil M. Phillips, Howard H.
L. Tai, and P. Carl Unger. The current Class III directors are Gerald L. Allison, Jose I. Gonzalez, James S. Lai, Nack Y. Paek, Carl L. Patrick, Jr., and David Yu. The terms of the class II directors expire this year. Those current Class II directors who have been nominated for re-election are listed below.

The table below sets forth certain information about the nominees, including the class of directors for which the nominee is being nominated, the nominee's age, his position with the Company and his position with the Company's principal operating subsidiary, The Summit National Bank (the "Bank"). The persons named in the accompanying proxy intend to vote for the election of the nominees identified below to serve for a three-year term, expiring at the 2003 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as management may recommend.




                             DIRECTOR                        POSITION WITH         POSITION WITH
      NAME                    CLASS           AGE             THE COMPANY             THE BANK
      ----                   ---------        ---            -------------         -------------

Peter M. Cohen                 II             52                Director                None

Donald R. Harkleroad           II             56                Director                None

Daniel T. Huang                II             50                Director                None

Shafik H. Ladha                II             53                Director                Director

Paul C. Y. Chu                 II             49                Director                None

Howard H. L. Tai               II             68                Director                None

P. Carl Unger                  II             72                Director                Director


Peter M. Cohen has been a director of the Company since its inception in July 1987, and served as Vice Chairman of the Board of Directors and Secretary of the Company from December 1987 until February 1990. Since 1984, Mr. Cohen has been President of Trident Corporate Services Inc., a member of the Trident Trust Group, which provides international corporate, trust & mutual fund administration services to foreign and U.S. clients. He is also the President of Trident Trust Company (V.I.) Limited, located in St. Thomas, U.S. Virgin Islands, which provides trust and management services to U.S. exporters including various Fortune 500 companies.

Mr. Cohen has practiced as an attorney both abroad and in the U.S. He was associated with the Atlanta-based office of the Wildman, Harrold, Allen, Dixon & Branch law firm from 1980 until 1984 and is a member of the Atlanta, Georgia, American and International Bar Associations. Mr. Cohen also has been a member of the adjunct faculty of Emory Law School in the areas of international law and international tax. Mr. Cohen, who is a naturalized citizen, holds degrees from Rhodes University, the University of Stellenbosch Law School and University College, University of London.

Donald R. Harkleroad, a director of the Company since its inception in July 1987, is a partner of Harkleroad & Hermance, P.C., a law firm specializing in taxation, corporate acquisitions and financing, financial institutions, investment law, and international practice. Mr. Harkleroad is also president of The Bristol Company, a diversified investment and management holding company with interests in food, technology, and natural resources. Mr. Harkleroad is a graduate of the University of Georgia, and of New York University School of Law, where he was Editor-in-Chief of The Journal of International Law & Politics and is a Weinfeld Associate. Mr. Harkleroad is past Chairman of the International Law Section and of the Corporation and Banking Law Section of the State Bar of Georgia, as well as Chairman of the Taxation Committee of the American Bar Association's Business Law Section. He is a director of the Society of International Business Fellows and a member of the World Economic Forum.

Daniel T. Huang, a director of the Company since April 1994, is President of Polyarn Corporation of Norcross, Georgia. Polyarn manufactures nylon monofilament replacement line for distribution to Central and South America and Europe in addition to the United States. Prior to establishing the United States operations of Polyarn in 1992, Mr. Huang served as General Manager for Polyarn in Taiwan. Prior to 1992, Mr. Huang served as manager of export and import operation for M/S San Yuan Industries, Ltd., of Taiwan.

Shafik H. Ladha, has been a director of the Company since February 1988 and served as Vice Chairman of the Company from April 1994 to April 1996. Mr. Ladha is the Chairman/CEO of Ladha Holdings, Inc., a closely held business, and its subsidiaries, including Inventory Management Technologies, which is engaged in the design, manufacturing and distribution of software controlled inventory management equipment for health care and other industries. Mr. Ladha has served for four years as Chairman of the Aga Khan Foundation, USA National Committee (which is part of the global Aga Khan Development Network). He also served on the Board of Governors of the International Club of Atlanta.

Paul C.Y. Chu, a director of the Company since May 1993, is the Chairman of the Novax Group of computer software development companies. Novax was organized to provide financial management software such as accounting and point of sale for specific vertical market applicators. Trained as an attorney at law and certified public accountant, Mr. Chu spent three years from 1976 to 1979 with Ernst & Young as an auditor and tax consultant. From 1980 to 1983, he worked for Amerex Trading Co. as President in charge of its Taiwan operation. From 1983 to 1987 he served as chief of investments for the Ministry of Economic Affairs of Taiwan responsible for attracting foreign investments. Mr. Chu received his Juris Doctor degree from Pace University Law School and his MBA in finance from Columbia University Business School. He graduated from Soochaw University in Taiwan with a B.A. in Economics.

Howard H. L. Tai, a director of the Company since its inception in July 1987, served as Executive Vice President of the Company from October 1987 until September 1988. Mr. Tai has been an Atlanta-based real estate investor since 1981. Mr. Tai is a graduate of the College of Law of the National University of Taiwan and holds a master of law degree from Waseda University of Tokyo, Japan. His prior business experience includes serving as Executive Vice President of Shin-kong Synthetic Fibers Corporation located in Taiwan, the Republic of China.

P. Carl Unger, Ph. D., a director of the Company since its inception in July 1987, also served as Chairman of the Company from April 1996 to April 1998. Dr. Unger has been self-employed since 1985 as a consultant specializing in the field of human resources with clients in Europe, Australia, Canada and the United States. From 1978 to 1985, he was employed by the Campbell Soup Company. Dr. Unger was educated at Cheshunt College Cambridge, Liverpool University and Columbia Pacific University. He is a member of the Royal Society of Health, the Institute of Marketing, the British Marketing Association, the American Marketing Association, and is an Incorporated Business Counsellor (UK).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES NAMED ABOVE.

The following persons are directors in the classes with terms expiring in 2002 and 2001.

CLASS I DIRECTORS - TERM EXPIRES IN 2002:

Aaron I. Alembik, 69, a director of the Company since its inception in July 1987, is a former partner in the Atlanta law firm of Alembik and Alembik. Since 1958, he has been active in the practice of real estate, business and corporate law. Mr. Alembik retired from his law practice in 1998. Mr. Alembik is also involved in the ownership, management and operation of numerous real estate ventures. Mr. Alembik, who was born in France, is a naturalized U.S. citizen, and has been a resident of Atlanta since 1957. Mr. Alembik is a graduate of the School of Foreign Service, Georgetown University and the National Law Center of George Washington University. Mr. Alembik is a member of the Atlanta, Georgia, Virginia and American Bar Associations, the Atlanta Lawyers Club, and the Southern Center for International Studies.

Jack N. Halpern, 50, Chairman of the Company since April 1998, has been a director of the Company since its inception in July 1987. Mr. Halpern is the President of Halpern Enterprises, Inc., an Atlanta-based owner, operator and manager of various commercial real estate ventures. His companies currently control in excess of three million square feet of retail space in the Atlanta area. In his capacity as a principal of Halpern Enterprises, Inc., Mr. Halpern has assisted numerous Asian and Hispanic immigrants in the establishment of retail businesses in the Atlanta area. Mr. Halpern holds degrees from Harvard University and the University of Georgia Law School. He is active in various civic organizations, including the DeKalb Chamber of Commerce, the International Village Cultural and Community Center, and the Atlanta Jewish Federation.

Sion Nyen (Francis) Lai, 45, a director of the Company since December 1987 and currently a member of the Company's Compensation Committee, has been President and principal shareholder of Fulton Beverage Center, Inc. since 1984. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia. Mr. Lai earned an Associates Degree from New York State University, and B.A. in Economics and M.B.A. degrees from Mercer University in Atlanta.

Shih Chien (Raymond) Lo, 55, a director of the Company since December 1987, is the President and principal shareholder of Lo Brothers Associates, an exporter of American hardwood and forest products. Prior to that, Mr. Lo was employed by Roberts and Company, architects, and by Portman and Associates. Mr. Lo earned a Masters Degree in Architecture from the Georgia Institute of Technology.

W. Clayton Sparrow, Jr., 53, a director of the Company since its inception in July 1987 and currently a member of the Company's Compensation Committee, also served as Chairman of the Board from April 1994 through April 1996. He is a partner in the Atlanta law firm of McCullough Sherrill, LLP. Mr. Sparrow's corporate and business law practice includes the general counsel representation of domestic and multinational sales and manufacturing businesses. His professional activities include membership in the American and International Bar Associations, the State Bar of Georgia, and past Chairman of the International Transactions Section and Director of the Atlanta Bar Association. Mr. Sparrow is a graduate of the Georgia Institute of Technology (BS Physics), Georgia State University (MBA Finance) and the University of Georgia Law School. He is a Director and past President of the Georgia State University Alumni Association, and has held Director and officer positions with the Dekalb Chamber of Commerce, the Japan-American Society, the Korea U.S. Chamber of Commerce and the Georgia Tech Alumni Association. He retired from the Naval Reserve in the rank of Captain.

Pin Pin Chau, 60, has served as CEO of the Company since May 1999. She has been President and Chief Executive Officer of the Bank since joining the Company in February 1993. Prior to Summit, Ms. Chau was President, Chief Executive Officer and Director of the United Orient Bank, a Manhattan based bank serving New York's Chinese Community. Her previous experience at United Orient Bank included Executive Vice President and Chief Operating Officer from July 1988 to April 1989, and Executive Vice President and Chief Lending Officer from November 1987 to July 1988. Ms. Chau began her banking career in 1970 at National Westminster Bank USA where she remained until 1987. Her experience included, at various times, commercial lending for small and middle market clients, metropolitan New York branch management, management of international lending and marketing for Asia, and international trade finance for Fortune 500 companies in West and Northwest United States. Ms. Chau serves on the Board of Directors for various community and educational organizations including the Atlanta College of Art, the Georgia Council on Economic Education, Consumer Credit Counseling Service, and Georgia Council of International Visitors. She also serves on the Carter Center Board of Councilors and on the Board of the Georgia Department of Industry, Trade and Tourism. A naturalized U.S. citizen, Ms. Chau is a native of Hong Kong and holds a B.A. degree from Coe College, Cedar Rapids, Iowa and an M.A. degree from Yale University, New Haven, Connecticut.

CLASS III DIRECTORS - TERM EXPIRES IN 2001:

Gerald L. Allison, 62, Vice Chairman of the Company since April 1998, became a director of the Company in April 1989, and also served as Vice Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Allison is the CEO and Chairman of AJC International, Inc., a major Atlanta-based export and import trading company for food and agricultural products. Mr. Allison obtained his B.A. in Economics from Northern Illinois University and has been a resident of Atlanta since 1967.

Jose Ignacio Gonzalez, 45, has been a director of the Company since April 1998. Mr. Gonzalez is a founding partner for PanAmerican Logistics, LLC, a third party total logistics provider for the cut flower industry. Mr. Gonzalez is also the licensed southeast agent for ACES Airlines, the second largest Colombian airline owned by the Colombian Federation of Coffee Growers and the Colombian ocean freight line, Grancolombiana. In 1992, Mr. Gonzalez founded Arcoffee Corporation, an importer/wholesaler of premium coffee brands, and served as its President and CEO until 1997. Prior to 1992, Mr. Gonzalez served as Executive Director of the Atlanta Hispanic Chamber of Commerce. Mr. Gonzalez received his Bachelor of Science degree in Management from Purdue University and his Masters in Business Administration from Mercer University. He is the current Chairman of the Dekalb Chamber of Commerce, and a board member of the metro Atlanta Chamber of Commerce, the Atlanta Hispanic Chamber of Commerce and a former member of the Best Practices Committee of the United Way of Metropolitan Atlanta.

James S. Lai, Ph.D., 62, a director of the Company since its inception in July 1987 and currently a member of the Company's Compensation Committee, is a Professor of Civil Engineering at the Georgia Institute of Technology. Dr. Lai has served as Vice Chairman of the Bank since April 1996. He has taught at the Georgia Institute of Technology since 1975. Dr. Lai is the sole owner of Pavtec Engineering Technology, Inc. which specializes in engineering consulting. Dr. Lai was elected President of the Association of Chinese Scholars in the Southeastern United States in 1985. Dr. Lai received his Ph.D. from Brown University in 1967.

Nack Y. Paek, 58, a director of the Company since its inception in July 1987, served as Chairman of the Board from May 1992 to April 1994. He is President of Government Loan Service Corp. which specializes in originating and servicing SBA loans. Mr. Paek obtained a B.S. degree from Seoul National University and an M.B.A. from Northern Illinois University. His business experience includes management positions with Korea Explosive Manufacturing Co., Seoul, and Continental Insurance Co., Atlanta, where he was Director of Regional Auditing. From 1980 to 1990, Mr. Paek was sole owner of the local accounting firm of Nack
Y. Paek, P.C. with its clientele being predominantly members of the Korean, Chinese and Japanese immigrant communities. Mr. Paek is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.

Carl L. Patrick, Jr., 53, has been a director since the inception of the Company in July 1987 and is also currently a member of the Company's Compensation Committee. He served as Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Patrick is a lawyer and a certified public accountant (CPA) with degrees from Duke University, Georgia State University and the University of Georgia School of Law. As a CPA with Arthur Andersen & Co. and with Arthur Young &

Co. for an aggregate of approximately ten years, Mr. Patrick had extensive exposure to the accounting and tax aspects of real estate, banking, small business, and international transactions. Mr. Patrick is a member of the American and Georgia Bar Associations. He is a director and principal shareholder of Carmike Cinemas, Inc., a publicly-owned company whose shares are traded on the NYSE, and Co-Chairman of PGL Entertainment Corporation, a local motion picture production company in Atlanta.

David Yu, 49, is the founder and organizer of Summit Bank Corporation and The Summit National Bank. He served as President and CEO of the Company until December 1989, at which time he was elected Chairman of the Board of Directors of the Bank. Before organizing Summit Bank Corporation and The Summit National Bank, Mr. Yu worked for The Citizens and Southern National Bank and First National Bank of Atlanta. Mr. Yu is founder and Chairman of the Board of the Chinese Community Center and a member of the Chinese American Lions Club of Atlanta. Mr. Yu serves on the Board of the Atlanta Chamber of Commerce, Zoo Atlanta, Arts and Business Council, Latin American Association, and Leadership Atlanta. Mr. Yu also serves on the Georgia Human Relations Commission and Atlanta Sister Cities Commission. Mr. Yu received his MBA degree in International Business from Georgia State University and his BS degree in Business Administration from Virginia Commonwealth University.

OTHER EXECUTIVE OFFICERS OF THE COMPANY:

H.A. Dudley, Jr., 51, has served as Executive Vice President and Senior Lending Officer of the Bank since joining the Bank in January 1991 and was elected Executive Vice President of the Company in April 1995. Prior to joining the Bank, Mr. Dudley was a Vice President of Wachovia Bank, N.A. where he served from 1983 to 1991 as a District Manager in the Atlanta Retail Bank. From 1977 to 1983, Mr. Dudley was a Vice President and Branch Coordinator of the Trust Company Bank of Columbus, Columbus, Georgia. Active in various community organizations, Mr. Dudley previously has served on the Board of Directors of the Sandy Springs Chamber of Commerce and the Rotary Club of Dunwoody. Mr. Dudley received his B.S. in Business Administration from Auburn University.

Gary K. McClung, 44, has served as Executive Vice President, Chief Financial Officer and Secretary of the Company, and as Executive Vice President and Chief Financial Officer of the Bank since joining the Bank in April 1992. Prior to joining the Company, Mr. McClung served as the Senior Vice President/Chief Financial Officer of Fidelity National Bank and Fidelity National Corporation, its parent holding company, in Decatur, Georgia from 1986 to 1992. Mr. McClung also served as the Controller/Corporate Secretary of Fidelity National Bank from 1983 to 1986. Mr. McClung received his B.S. in Business Administration/Accounting from West Virginia State College and is a graduate of the Graduate School of Banking at Louisiana State University.

                           RELATED PARTY TRANSACTIONS

Certain officers and directors of the Company and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, have deposit accounts with the Bank and may have other transactions with the Company or the Bank, including loans, in the ordinary course of business. In the opinion of the Board of Directors of the Company, the terms of all of the transactions with such persons and entities were no less favorable to the Company and the Bank than terms available in comparable transactions from others, and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties. The Company and the Bank expect to have such transactions or similar terms with their directors, executive officers and their affiliates in the future. All commitments, loans or other extensions of credit made by the Bank or the Company to officers, directors, and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank or the Company to be substantially the same as those prevailing at the time for comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of loans outstanding by the Bank to the Company's directors, executive officers, and their affiliates as of December 31, 1999 was approximately $28,000, or less than 1% of the Company's consolidated shareholders' equity on that date.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1999, all of the Company's directors, executive officers and beneficial owners of over 10% of the Company's outstanding common stock filed all required forms on time.

                          BOARD COMMITTEES AND MEETINGS

The Company has an Audit Committee of the Board of Directors consisting of Gerald L. Allison (Chairman), Nack Y. Paek, and P. Carl Unger. This Committee reviews significant audit, accounting, and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditor, and the conclusions and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations.

The Company has a Nominating Committee, consisting of Jack Halpern (Chairman),
P. Carl Unger, Nack Y. Paek, Carl L. Patrick, Jr., and W. Clayton Sparrow, Jr. The Company's By-Laws provide that shareholders wishing to nominate directors for election may do so by sending a written notice to the President of the Company not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to the shareholders, such nominees shall be mailed or delivered to the President of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain, to the extent known to the shareholder, (1) the name and address of each proposed nominee, (2) the principal occupation of each proposed nominee, (3) the total number of shares of capital stock of the Company that will be voted for each proposed nominee, (4) the name and residence address of the notifying shareholder. Nominations not made in accordance with this procedure may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote teller may disregard all votes cast for each such nominee.

The Company's Compensation Committee consists of James Lai (Chairman), Francis Lai, Aaron Alembik, Carl L. Patrick, Jr., and W. Clayton Sparrow, Jr. This Committee reviews the compensation of the Chief Executive Officer and senior officers of the Company and the Bank.

In 1999, the Board of Directors of the Company met five times, the Board of Directors of the Bank met fourteen times, the Audit Committee met twelve times, the Nominating Committee met six times and the Compensation Committee met six times. During 1999, each director, except Messrs. Alembik, Chu, and Phillips, attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all Committees of the Board on which he or she served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                              DIRECTOR COMPENSATION

During 1999, each non-employee director received an attendance fee of $500 for each meeting of the Board of Directors of the Company and the Board of Directors of the Bank, as well as a fee of $100 for each Loan Committee, Credit Policy or Audit Committee meeting attended. A director who is an employee of the Company or the Bank receives no fees or other compensation for serving as a director, or as a member of a Board Committee, from either the Company or the Bank. Pursuant to this compensation arrangement, total fees of $30,000 were paid to Company directors, and total fees of $69,100 were paid to Bank directors in 1999.

                             EXECUTIVE COMPENSATION

The following table shows the cash compensation paid by the Company during the years ended December 31, 1999, 1998, and 1997, to the Company's Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in compensation during the year ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE


                                                                                                  LONG-TERM
                                               ANNUAL                                           COMPENSATION
                                            COMPENSATION                                           AWARDS
                                  ------------------------------------------------------        ------------
            NAME AND                                                                             SECURITIES
       PRINCIPAL COMPANY                                                  OTHER ANNUAL           UNDERLYING       ALL OTHER
        OR BANK POSITION          YEAR          SALARY         BONUS      COMPENSATION(1)       OPTIONS/SARS     COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------
PIN PIN CHAU                      1999         $144,630      $    --           $11,061(2)                --       $8,016(3)
Chief Executive Officer of the    1998          137,940       64,400             9,705(2)                --        7,821(3)
 Company; President and Chief     1997          131,250       73,312             9,707(2)             8,000        7,681(3)
  Executive Officer of the Bank

DAVID YU                          1999          120,120           --                --                   --        3,003(5)
President of the Company;         1998          114,660       32,200                --                   --        2,844(5)
  Chairman of the Bank            1997          109,200       36,656                --                4,000       16,230(4)

GARY K. MCCLUNG                   1999           99,000           --                --                   --        2,475(5)
Executive Vice President and      1998           94,500       32,200                --                   --        1,219(5)
  Chief Financial Officer         1997           90,000       36,656                --                4,000        1,127(5)
  of the Company and the Bank

H.A. DUDLEY, JR.                  1999           95,700           --                --                   --        2,393(5)
Executive Vice President          1998           91,350       32,200                --                   --        2,266(5)
  of the Company and the Bank     1997           87,000       36,656                --                4,000        2,175(5)


===========================================================================================================================

(1) We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.

(2) Non-cash compensation representing personal use of a vehicle provided by the Company.

(3) Consists of $4,400 deferred compensation paid by the Company each year and 401k contributions paid by the Company of $3,616, $3,421, and $3,281 in 1999, 1998 and 1997, respectively.

(4) Consists of $13,500 deferred compensation paid by the Company for stock options granted at below market and $2,730 401k contributions paid by the Company.

(5)      Consists of 401k contributions paid by the Company

                               STOCK OPTION GRANTS

There were no stock options or stock appreciation rights granted to any executive officer listed in the Summary Compensation Table during the year ended December 31, 1999.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options exercised and unexercised options held as of the end of 1999.

                           1999 YEAR-END OPTION VALUES


                                                                                        VALUE OF UNEXERCISED
                                 SHARES                     NUMBER OF SECURITIES             IN-THE-MONEY
                                ACQUIRED                   UNDERLYING UNEXERCISED           OPTIONS AT 1999
                                   ON          VALUE      OPTIONS AT 1999 YEAR END            YEAR END(2)
         NAME                   EXERCISE    REALIZED(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLe
         ----                   --------    -----------   -------------------------    -------------------------

         Pin Pin Chau              --         $  --             8,000/0                          0/0
         David Yu                  --            --             4,000/0                          0/0

         Gary K. McClung           --            --             4,000/0                          0/0
         H.A. Dudley, Jr           --            --             4,000/0                          0/0

(1) Based on the quoted market value per share of the Company's common stock on the date of exercise of the options.

(2) Based on the quoted market value per share of the Company's common stock on December 31, 1999 of $11.75 per share, the options were not in-the-money. The exercise price on all unexercised options is $16.75.

                              SEVERANCE AGREEMENTS

The Company has severance agreements with each of the four executive officers of the Bank. The agreements generally provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's annual base salary. These agreements have continuing three year terms.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation Committee consists of Dr. James S. Lai, Aaron I. Alembik, Carl L. Patrick, Jr., W. Clayton Sparrow, Jr., and Sion Nyen (Francis) Lai. No member of the Compensation Committee is an employee of the Company or the Bank. See "Certain Relationships and Related Transactions."

                          COMPENSATION COMMITTEE REPORT

INTRODUCTION

Under rules established by the Securities and Exchange Commission, a company must provide certain data and information regarding the compensation and benefits provided to its five most highly compensated executive officers, but no disclosure is required for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000. The disclosure requirements for the executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. The Compensation Committee of the Company has prepared the following report for inclusion in this Proxy Statement in response to such requirements.

The Company's Compensation Committee either approves or recommends to the Bank's Board of Directors payment amounts and award levels for executive officers of the Bank. The report reflects the Company's compensation philosophy as endorsed by the Bank's and Company's Board of Directors and the Company's Compensation Committee, and actions taken by the Company for the reporting periods shown in the compensation tables supporting the report.

                          COMPENSATION COMMITTEE REPORT

GENERAL

The Compensation Committee of the Company is composed of five independent, non-employee directors who have no "interlocking" relationships as defined by applicable regulations. The Compensation Committee fully supports the Company's philosophy that the relationship between pay and individual performance is the cornerstone of the salary administration program, and that the reward of consistent, superior performance is equally important to the control of salary expense in the management of the Company's operating overhead. Pay for performance relating to executive officer compensation in these areas is based not only on individual performance and contributions but also on total Company performance relative to profitability and shareholder interests. The Compensation Committee makes recommendations to the Bank's Board of Directors:
(1) to ensure that a competitive and fair total compensation package is provided the directors, officers and employees in order to recruit and retain quality personnel, (2) to ensure that written performance evaluations are made not less frequently than annually, and (3) periodically to review and revise salary ranges and total compensation programs for directors, officers and employees using information provided by current surveys of peer group market salaries for specific jobs.

BASE SALARY AND INCREASES

In establishing executive officer salaries and increases, the Compensation Committee considers individual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the chief executive officer of the Bank and approved by the Compensation Committee using performance results documented and measured annually through a formal evaluation process. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with the Company's peers and competitors.

The Company's general philosophy is to provide base pay competitive with other banks and bank holding companies of similar size in the Southeast. Annual cash incentives are paid based on the Company's achievement of defined financial goals.

CHIEF EXECUTIVE PAY

The Company's Compensation Committee formally reviews the compensation paid to the chief executive officer of the Company and of the Bank each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company's strategic performance plan and the initiatives taken to direct the Company. Information from Proxy Statement surveys is used in formulating recommendations regarding changes in the chief executive officers' compensation to ensure his or her total compensation is comparable with industry peers. Final approval is made by the Bank's Board of Directors.

After review of market information, specific accomplishments and the financial performance of the Company, no changes were made to the base salaries of the chief executive officer of the Company and the Bank.

ANNUAL CASH INCENTIVES

The Company utilizes cash incentives to better align pay with individual and Company performance. Funding for the Cash Incentive Plan depends on the Company's first attaining defined performance thresholds for net earnings and asset growth. These performance thresholds promote a group effort by all key managers. Once these thresholds are attained, the Compensation Committee, based in part upon recommendations from the Bank's chief executive officer, may approve awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. This philosophy, when fully implemented, will better control overall expenses associated with future performance. Market information regarding salaries will be used to establish competitive rewards that are adequate to motivate strong individual performance during the year.

LONG-TERM INCENTIVES

The Company's shareholders approved the 1998 Employee Incentive Stock Option Plan at the annual shareholders' meeting on April 25, 1998. The Board of Directors has reserved 200,000 shares of Company common stock for issuance pursuant to awards that may be made under the Stock Plan, subject to adjustment as provided in the Stock Plan. In 1999, the Compensation Committee did not issue stock options to any executives.

EMPLOYMENT AND SEVERANCE CONTRACTS

The Company presently has no employment contracts with any officer or employee of the Company or any subsidiary. The Company has severance agreements with each of the four executive officers of the Company. The agreements basically provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's base salary. These agreements have continuing three year terms.

$1 MILLION DEDUCTION LIMIT

At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Committee has not established a policy regarding this limit.

SUMMARY

In summary, the Company's overall executive compensation program is designed to reward managers for superior individual, Company and share value performance. The executive compensation program incorporates a shareholder point of view in several different ways and contains significant protections for shareholders. The Compensation Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Compensation Committee believes that the compensation of the Company's officers and employees, including the executive officers, is reasonable and competitive with compensation paid by other financial institutions of similar size and financial performance. The Company's total personnel expense (which includes base salaries, cash bonuses, 401(k) matching contributions, health care coverage and all other benefits) as a percentage of average assets was 1.83% for the year ended December 31, 1999.

This concludes the report of the Compensation Committee.

James S. Lai, Ph.D.
Aaron I. Alembik
Sion Nyen (Francis) Lai
W. Clayton Sparrow, Jr.
Carl L. Patrick, Jr.

                                PERFORMANCE GRAPH

The following line graph compares the cumulative, total return of the Company's common stock from December 31, 1994 to December 31, 1999, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market), and with that of the SNL Bank Index, provided by SNL Securities, LP, for our peer group (an average of all banks in the Southeast with assets more than $250 million but less than $500 million), as well as our peer group from the previous year (an average of all banks in the Southeast with assets less than $250 million). Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period assuming the reinvestment of dividends.


                                    [GRAPH]



                                                                              PERIOD ENDING
                                            -------------------------------------------------------------------------------
INDEX                                       12/31/94      12/31/95       12/31/96       12/31/97       12/31/98    12/31/99
---------------------------------------------------------------------------------------------------------------------------
Summit Bank Corporation                      100.00        127.78         220.15         250.56         218.92      160.96
NASDAQ - Total US*                           100.00        141.33         173.89         213.07         300.25      542.43
SNL<$250M Southeast Bank Index               100.00        138.16         157.46         253.68         248.41      210.06
SNL $250-$500M Southeast Bank Index          100.00        135.87         158.80         231.97         230.25      212.32

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2000, the number of shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of the outstanding shares of common stock, by each director and executive officer of the Company, and by all of the directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name.


                                                 Number of Shares                       Percent of Class
Beneficial Owner                              Beneficially Owned (1)                   Beneficially Owned
----------------------------------------------------------------------------------------------------------

Jack N. Halpern                                     40,000  (2)                                2.39%
Gerald L. Allison                                    8,602                                      .51
David Yu                                            53,719  (3)                                3.21
Pin Pin Chau                                        22,250  (4)                                1.33
Aaron I. Alembik                                    24,980  (5)                                1.49
Peter M. Cohen                                      16,543                                      .99
Paul C.Y. Chu                                      131,188  (6)                                7.83
H.A. Dudley, Jr.                                     9,000  (7)                                 .54
Donald R. Harkleroad                                26,800  (8)                                1.60
Daniel T. Huang                                    130,100  (9)                                7.77
Shafik H. Ladha                                     20,000 (10)                                1.19
James S. Lai                                        20,000                                     1.19
Sion Nyen (Francis) Lai                             17,500 (11)                                1.04
Shih Chien (Raymond) Lo                              2,708                                      .16
Gary K. McClung                                      5,100 (12)                                 .30
Nack Y. Paek                                         8,100                                      .48
Carl L. Patrick, Jr.                                38,990                                     2.33
W. Clayton Sparrow, Jr.                             12,637                                      .75
Howard H.L. Tai                                     15,000                                      .90
P. Carl Unger                                       30,123                                     1.80

All directors and executive
  officers as a group (20 people)                  633,340 (13)                               37.81

(1) Based on 1,675,263 shares outstanding as of March 15, 2000, and in the case of beneficial owners who hold options for shares exercisable within 60 days of March 15, 2000, includes as outstanding the number of shares subject to such options. Information relating to beneficial ownership of common stock by directors is based upon information furnished by each person and upon "beneficial ownership" concepts set forth in rules under the Securities Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(2) Includes 25,000 shares held by Halpern Enterprises of which Mr. Halpern is President.

(3) Represents 49,719 shares held by Mr. Yu and his wife, and 4,000 shares subject to options received under the Company's Stock Incentive Plan.

(4) Includes 3,350 shares held by Ms. Chau and her husband and 8,000 shares subject to options received under the Company's Stock Incentive Plan.

(5) Includes 6,380 shares held by Mr. Alembik's wife and 2,000 shares in a trust for which Mr. Alembik and his wife have voting power.

(6) Includes 95,000 shares held by May Foong Corporation of which Mr. Chu is President. Mr. Chu's address is 23 Northdale Road, White Plains, New York.

(7) Includes 4,000 shares subject to options received under The Company's Stock Incentive Plan.

(8) Includes 25,500 shares held by Bristol Summit Company and 1,200 shares held by The Bristol Company, as to both of which Mr. Harkleroad is President.

(9) Represents shares held by Mr. Huang, his wife and various family members. Mr. Huang's address is 5500 Chelson Wood Drive, Duluth, Georgia.

(10) Represents shares held by Ladha Holdings Inc. of which Mr. Ladha is President.

(11) Includes 10,000 shares held by U.S. Pacific Investment Group of which Mr. Lai is President.

(12) Includes 4,000 shares subject to options received under the Company's Stock Incentive Plan.

(13) Includes 20,000 shares subject to stock options received under the Company's Key Employee Stock Option Plan exercisable within 60 days.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG LLP, Atlanta, Georgia, acted as the Company's principal independent certified public accountants for the fiscal year ended December 31, 1999. The Board of Directors has not selected a company to act as its independent certified public accountants for the current year, but no change is anticipated. The Board of Directors will make this decision later in the year. Representatives of KPMG LLP are expected to be present at the Shareholders' Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                                  OTHER MATTERS

Management is not aware of any other matters to be presented for action at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matters come before the meeting, the persons named in the enclosed proxy intend to vote on such matters in accordance with their judgment.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Shareholder proposals submitted for consideration at the next annual meeting of Shareholders must be received by the Company no later than December 31, 2000, to be included in the 2001 proxy materials. A shareholder must notify the Company before March 15, 2001 of a proposal for the 2001 Annual Meeting which the shareholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to March 15, 2001, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter.

                                OTHER INFORMATION

                            PROXY SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the 2000 Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, facsimile or personal contact, the Company will contact brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock. These holders, after inquiry by the Company, will provide information concerning the quantities of proxy materials and 1999 Annual Reports they need to supply these items to beneficial owners; and the Company will reimburse them for the reasonable expense of mailing proxy materials and 1999 Annual Reports to such persons.

                           ANNUAL REPORT ON FORM 10-K

THE COMPANY WILL FURNISH TO ITS SHAREHOLDERS WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOLD BE MADE TO SUMMIT BANK CORPORATION, 4360 CHAMBLEE DUNWOODY ROAD, ATLANTA, GEORGIA, 30341,
ATTENTION: GARY MCCLUNG, SECRETARY.

                                      By Order of the Board of Directors,


                                      /s/ Gary K. McClung
                                      --------------------------------
                                      Gary K. McClung
                                      Secretary

March 24, 2000

                             SUMMIT BANK CORPORATION
                                      PROXY

         This Proxy is solicited by the Board of Directors for the Annual Meeting (the "Meeting") to be held at the Atlanta Marriott Perimeter Center, 246 Perimeter Center Parkway, N.E. Atlanta, Georgia 30346, on the 29th day of April 2000, at 10:00 a.m. (Atlanta time).

         The undersigned hereby appoints Pin Pin Chau and David Yu, or either of them with individual power of substitution, proxies to vote all shares of Common Stock of Summit Bank Corporation which the undersigned may be entitled to vote at the Meeting and at all adjournments thereof.

         All Proxies will be voted in accordance with the instructions contained in the Proxies. If no choice is specified, Proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed on the reverse side and in accordance with the best judgment of the Proxy holder on any other matters which may come before the Meeting.

         PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON APRIL 29, 2000. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.


                                SEE REVERSE SIDE

I.  ELECTION OF DIRECTORS
       [ ]  FOR all nominees       [ ]  WITHHOLD AUTHORITY                       INSTRUCTION:  To withhold authority to vote for
                                   to vote for all nominees listed below         any nominee, write that nominee's name below:

Peter M. Cohen             Daniel T. Huang                Paul C. Y. Chu                 P. Carl Unger
Donald R. Harkleroad       Shafik H. Ladha                Howard H. L. Tai               ___________________


II. IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY COME
    BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                        IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS I AND II.



-----------------------------------------------------                 -----------------------------------------------------------
            Print Name of Shareholder                                                   Signature of Shareholder

                                                                      Important: Please sign this proxy exactly as your name(s)
                                                                      appear(s) hereon. If shares are held by more than one owner, each must sign. Executors, administrators, trustees,
                                                                      guardians, and others signing in a representative capacity should give their full name.

                                                                                    Dated:_________________________, 2000

                                                                                          BE SURE TO DATE THIS PROXY




                            - FOLD AND DETACH HERE -